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                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT


This employment agreement (the "Agreement") is entered into as of the 27th day of April, 2000, by and between SHARED TECHNOLOGIES CELLULAR, INC. ("STC" or the "Company"), having its principal offices at 100 Great Meadow Road, Suite 104, Wethersfield, CT 06109, a Delaware corporation, and DAVID BOGUE, residing at 19 Joshua Drive, West Simsbury, CT 06092 ("Employee").

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties agree as follows.

                                   WITNESSETH

         WHEREAS, the Company desires to obtain the services of Employee in accordance with the terms, conditions and provisions of this Agreement;

         WHEREAS, Employee desires to provide services to the Company in accordance with the terms, conditions and provisions of this Agreement; and

         WHEREAS, each of the Company and Employee agree that the terms, conditions and provisions of this Agreement are fair and reasonable and are necessary to protect the legitimate business interests of each other.

         NOW THEREFORE, the parties hereto agree as follows:

         1. Employment. The Company hereby employs Employee, and Employee hereby accepts such employment and agrees to perform his duties and responsibilities hereunder, in accordance with the terms and conditions hereinafter set forth.

         2. Term. This Agreement shall have a term commencing April 26, 2000 (the "Effective Date") and expiring April 30, 2001, unless earlier terminated in accordance with Section 9 of this Agreement (the "Term"). Such Term shall be automatically renewed for successive one-year periods thereafter unless, at least sixty (60) days before the end of the current Term either Employee or the Company gives written notice to the other of his or its intent to terminate this Agreement without Cause (see Section 9(c) for definition of the term "Cause"), in which event this Agreement and Employee's employment hereunder shall terminate at the end of the then current Term, except that any such nonrenewal by the Company shall be subject to Section 9(e) hereof.

         3. Duties and Responsibilities. During the Term, Employee shall be employed in the capacity of PRESIDENT AND CHIEF OPERATING OFFICER of the Company, and shall perform those duties normally associated with that position, subject to such policies, guidelines and directions consistent therewith as may be established from time to time by the Board of Directors of the Company. During the Term, Employee will utilize a hands-on management approach and will devote substantially all of his full time, attention and energies to the business of the Company, and will perform and discharge his duties and responsibilities under Section 3 hereof faithfully,
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diligently, to the best of his efforts and abilities and in a manner consistent with any and all policies, guidelines and directions, consistent with those duties normally associated with Employee's position, as may be established from time to time by the Board of Directors of the Company. Except as provided in
Section 7 hereof, the foregoing shall not be construed as preventing Employee from making investments in other businesses or enterprises not competitive with the Company (as defined in Section 7(a) hereof), provided that Employee agrees not to become engaged in any other business activity which may interfere with his ability to discharge his duties and responsibilities hereunder. Employee shall have the right to serve on the boards of directors of other companies, subject to the prior approval of the Company's Board of Directors. The Company's Board of Directors shall nominate and recommend Employee for election to the Company's Board of Directors by the Company's shareholders.

         4. Consulting Services. Notwithstanding anything else contained in this Agreement, during the period commencing as of the date hereof through April 30, 2000 (the "Consulting Period"), Employee shall serve solely in the capacity of a consultant to the Company and shall receive no compensation or benefits of any kind during such Consulting Period. As of May 1, 2000, Employee's status shall convert from that of consultant to employee, whereupon Employee's rights to receive all compensation and benefits provided for pursuant to the terms and conditions of this Agreement shall take effect.

         5.       Compensation, Benefits and Expenses.

                  (a) Salary. During the first year of the Term, the Company shall pay to Employee a base salary at the rate of TWO HUNDRED THOUSAND DOLLARS ($200,000) per annum, less deduction and withholding required by applicable law, or such greater amount as shall be approved by the Compensation Committee of the Board of Directors of the Company ("Base Salary"), payable in arrears in accordance with the Company's regular payroll schedule, which is semimonthly as of the date hereof. The Base Salary in effect from time to time shall not be decreased during the Term.

                  (b) Bonuses. Employee shall be entitled to receive a bonus for each calendar year based on the attainment of measurable performance objectives that, if met, will result in a bonus to Employee equal to FIFTY PERCENT (50%) of Employee's Base Salary in effect as of the end of the applicable year (the "Target Bonus"). Such performance objectives shall be established by the Company's Board of Directors within the first quarter of each calendar year and Employee shall be notified thereof. However, with respect to the Target Bonus for calendar year 2000, one-half of such Target Bonus shall be payable on the basis of the Company achieving the performance objectives set forth in the Performance Plan, receipt of which is hereby acknowledged, and the other half of such Target Bonus shall be payable on a discretionary basis as determined in the discretion of the Compensation Committee of the Company's Board of Directors. Target Bonuses shall be payable, if earned, not later than January 31 of the year after the year for which they are earned. The Company's Board of Directors may pay less than the full amount of the Target Bonus if the performance objectives are not fully met. In addition, Employee shall receive a signing bonus of $25,000, payable December 31, 2000, which shall be payable regardless of whether this


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Agreement is still in effect as of such date.

                  (c) Equity. Effective as of April 26, 2000, Employee shall receive a stock option grant for the purchase 300,000 shares of the Company's common stock, exercisable at $4.00 per share, which options shall vest at the rate of 100,000 on November 1, 2000, 100,000 on November 1, 2001, and 100,000 on
November 1, 2002, subject to Employee's continued employment and otherwise in accordance with the Company's 1994 Stock Option Plan (the "Plan"), a copy of which has been delivered to Employee, but in any case subject to the terms and conditions of this Agreement, including, without limitation, provisions concerning the acceleration of vesting of such stock options. Notwithstanding anything else contained in this Agreement or the Plan, in the event that a Trigger Event occurs prior to January 1, 2001, then only 100,000 of said 300,000 options shall be subject to accelerated vesting.

                  (c) Expenses. During the Term, the Company shall reimburse Employee monthly for his travel (other than commutation) and other reasonable business expenses incurred in connection with his services under this Agreement during the preceding month upon submission of written receipts substantiating such expenses and otherwise in accordance with the Company's expense reimbursement policies.

                  (d) Vacation and Personal Days. During the Term, Employee shall be entitled to paid time off for vacation and personal days in accordance with the Company's regular vacation policy. Notwithstanding such regular vacation policy, Employee's vacation allowance shall be four (4) weeks per year, except that for calendar year 2000 Employee's vacation allowance shall be pro rated, such that his vacation allowance shall be 14 days for such period.

                  (e) Other Employee Benefits. During the Term, the Company shall provide to Employee such fringe benefits, including, without limitation, paid sick leave, paid holidays, participation in a health insurance plan, and other employee benefit plans which may be regularly maintained by the Company for its employees, in accordance with the policies of the Company in effect from time to time. Employee shall be entitled to participate in or receive benefits under any employee benefit plan or employee arrangement made available by the Company to its executives or key management employees. Employee's participation in such employee benefit plans or arrangements shall be on an appropriate level, but no less favorable than the level of other peers. However, Employee is not eligible for split-premium or whole life insurance such as that currently provided to the Company's Chairman and Chief Executive Officer.

         6.       Confidential Information.

                  (a) Information. Employee acknowledges and agrees that all information relating to STC's existing and prospective customers, distributors, carriers, suppliers, business partners, trade secrets, business plans, sales and marketing strategies, contracts, technologies and processes, software, codes, products, services, product development activities, procurement and sales records, distribution information, promotion and pricing information, financial data, and other proprietary data and information of STC (collectively, "Information") are valuable, special and


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unique assets of STC. Employee acknowledges that its access to and knowledge of the Information is essential to the performance of its duties for STC. In light of the competitive nature of the industry in which the business of STC is conducted, Employee agrees that all knowledge and information about the Information known or in the future obtained by Employee will be considered Information. In recognition of this, Employee represents and agrees that, except as specifically authorized in writing by STC, Employee will not, either during or after the Term hereof (i) disclose any Information to any person or entity for any purpose whatsoever, or (ii) make use of any Information for its own purposes or for the benefit of any other person or entity, other than STC. Employee acknowledges that all Information will at all times be subject to the control of STC, and Employee agrees to surrender and return the same to STC upon request of STC, and in any event will surrender and return such no later than the termination of this Agreement for any reason. The obligations of this
Section 6(a) shall survive the termination of this Agreement. This Section 6(a) shall apply in a reciprocal manner to confidential information of Employee.

                  (b) Work Product, etc. Employee hereby assigns, transfers and conveys to STC all of Employee's right, title and interest to all work products of any type whatsoever generated by Employee in connection with this Agreement, including, without limitation, all data; software; intellectual property, business plans, and material, conceived or developed solely, or jointly with others by Employee during the Term hereof (a) which relate directly or indirectly to the business of STC; or (b) which result from any work performed or managed by Employee for STC. The obligations of Employee under this Section 6(b) shall survive the termination of this Agreement. Employee may elect to disclose to the Company certain information that is proprietary to Employee, and which was developed prior to the Term hereof, in which event the parties shall enter into a written nondisclosure agreement with respect to such information.

         7. Restrictive Covenant. During the term(s) hereof and for a period of one (1) year thereafter, Employee shall not, directly or indirectly:

                  (a) conduct or assist others in conducting or be involved or interested in any manner in any business relating to the rental of cellular phones or the sale of prepaid cellular services, or any other business that STC is engaged in during the Term of this Agreement, within the United States and, if STC conducts business or develops substantive plans for conducting business outside of the United States during the Term hereof, then the scope of this restriction shall extend to outside of the United States wherever STC conducts or plans to conduct business;

                  (b) recruit, solicit or hire, or assist any other person or party in recruiting, soliciting or hiring any Employee (as hereinafter defined), or induce or attempt to induce or assist any other person or entity in inducing or attempting to induce any Employee to terminate or alter its relationship with STC (collectively "Recruiting Activity"). For the purposes of this Section 7(b), the term "Employee" shall mean any person who is, or within the twelve (12) month period preceding the date of any such Recruiting Activity was, an employee or Employee of STC; or

                  (c) solicit any Customer (as hereinafter defined), or induce, attempt to induce or assist any other person or entity in inducing or attempting to induce any Customer to discontinue or alter


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its relationship with (collectively "Solicitation Activity"). For the purposes of this Section 7(c), the term "Customer" shall mean any individual, firm, partnership, corporation or other entity which is, or within the twelve (12) month period immediately preceding the date of such Solicitation Activity was, a customer, vendor, distributor, dealer, or agent of STC. It is understood and agreed that the business(es) of STC are national in scope, and that the geographical scope of the covenants set forth in this Section 7(c) is therefore appropriate. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT THE SCOPE OF EACH OF THE COVENANTS CONTAINED IN THIS SECTION 7(c) ARE REASONABLE AS TO TIME, SCOPE OF ACTIVITIES AND GEOGRAPHIC AREA AND ARE NECESSARY TO PROTECT THE LEGITIMATE BUSINESS INTERESTS OF STC. It is further agreed that such covenants will be regarded as divisible and if any such covenant is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or persons or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or persons, or geographic area as to which it may be enforceable. The provisions of this Section 7(c) shall survive the termination of this Agreement.

         8. Injunctive Relief. Employee acknowledges that a remedy at law for any breach or attempted breach of Sections 6 or 7 of this Agreement would be inadequate, and agrees that the Company will be entitled to specific performance and injunctive and other equitable relief in case of any breach or attempted breach and agrees not to use as a defense that any party has an adequate remedy at law. Sections 6 and 7 of this Agreement shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection herewith. Such remedy shall not be exclusive and shall be in addition to any other remedies now or hereafter existing at law or in equity, by statute or otherwise. No delay or omission in exercising any right or remedy set forth in this Agreement shall operate as a waiver thereof or of any right or remedy and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

         9.       Termination.

        (a) Termination upon Death. If Employee dies during the Term hereof, this Agreement and Employee's employment shall terminate, except that Employee's legal representative shall be entitled to receive Employee's Base Salary for a period of ninety (90) days following the date of Employee's death.

         (b) Termination upon Disability. If during the Term hereof Employee shall become physically or mentally disabled, whether totally or partially, so that he is unable substantially to perform his duties under this Agreement for ninety (90) consecutive days or one hundred twenty (120) days in the aggregate in any twelve (12) month period, the Company may at any time after either such period elapses, as the case may be, by written notice to Employee, but before Employee has recovered from such disability, terminate the Term hereof, and upon such termination no further sums shall be due to Employee hereunder.

        (c) Termination by the Company for Cause. The Company may at any time during


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the Term hereof, by written notice to Employee, terminate this Agreement and
Employee's employment for Cause (as hereinafter defined), in which event Employee shall be entitled to receive his Base Salary accrued through the effective date of such termination. Employee shall have no right to receive any other compensation or benefit hereunder after the effective date of such termination. Employee shall have no right to receive any other compensation or benefit hereunder after the effective date of such termination, including without limitation Severance Pay; provided, however, that the foregoing shall not affect Employee's right to receive any compensation or benefit previously paid by Employee or the Company under the Company's 401(k) plan. As used herein, the term for "Cause" shall mean:

                  (1) the willful and continued failure by Employee to substantially perform his duties after written notice from the Board of Directors, which notice specifically states and identifies the manner in which the Board of Directors believes Employee has failed to substantially perform his duties hereunder, (ii) Employee being charged with a crime relating to any act of dishonesty (excluding misdemeanors, other than those involving moral turpitude) involving or affecting the Company, (iii) any material misappropriation by Employee of any asset of the Company, (iv) the intentional engaging by Employee in conduct which is materially injurious to the business or reputation of the Company, monetarily or otherwise, (v) gross negligence or recklessness by Employee in the performance of his duties hereunder, (vi) the conviction of Employee of a felony or crime involving moral turpitude (vii) any breach by Employee of his obligations under Sections 6 or 7 hereof, (viii) the engagement in conduct which involves a significant conflict of interest between Employee and the Company, unless such conduct has been disclosed to and approved by the Company's Board of Directors, (ix) abuse of alcohol or other substances so as to interfere with the performance of Employee's duties hereunder or, (x) the material violation of any Company policy by Employee, but only after Employee has received notice of the violation and has been provided a fair opportunity to cure the alleged violation. In the event of termination for Cause, no payment obligations shall accrue hereunder after the effective date of such termination.

                  (2) Any termination for Cause shall require prior approval of the Company's Board of Directors by a vote of at least three-quarters of the Company's Directors other than Employee. Prior to the Board taking a vote of such matter, Employee shall have an opportunity to be heard, with Employee's counsel, by the Board.

         (d) Severance Pay upon Termination without Cause. This Agreement may be terminated by the Company without Cause upon three (3) months' written notice to Employee specifying the effective date of termination. In the event of such termination without Cause, Employee shall be entitled to severance pay in an amount, exclusive of the notice period, equal to the sum of ONE (1) YEAR'S BASE SALARY PLUS ONE (1) YEAR'S TARGET BONUS, INCREASED BY A FACTOR OF TWENTY PERCENT (20%) to account for Employee's loss of benefits ("Severance Pay"). For example, if Base Salary were $200,000, then Severance Pay would be $360,000; (i.e. 200,000 + 100,000 = 300,000, plus 20% = 360,000). Such Severance Pay shall be payable in a lump sum within thirty (30) days of the effective date of termination or, at the option of Employee, over a one (1) year period, following the effective date of termination, in equal semi-monthly installments or otherwise in accordance with the Company's regular payroll schedule. Any payment of Severance


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Pay under this Agreement shall be subject to applicable withholdings. As of the effective date of termination without Cause, Employee shall become fully vested in all stock options previously granted to Employee. Such Severance Pay and vesting of options shall be the Employee's sole and exclusive remedies for such termination without Cause, provided, however, that if a Trigger Event, as defined in Section 10(b), is announced or occurs within six (6) months of the effective date of such notice of termination without Cause, then Employee shall be entitled to payment of the Additional Payment provided for under Section 10(c) and the Tax Payment provided for under Section 9(g) hereof in addition to Severance Pay, subject to and payable subsequent to the closing of such Trigger Event, and otherwise in accordance with the terms of this Agreement.

        (e) Severance Pay for Nonrenewal of Agreement by the Company. In the event that the Company elects not to renew the Term of this Agreement, as provided under Section 2 hereof, in which event this Agreement and Employee's employment hereunder shall terminate at the end of the then current term, then Employee shall be entitled to receive Severance Pay, payable as a lump sum within thirty (30) days of the termination of the term hereof or, at the option of Employee, over a one (1) year period, following the effective date of termination, in equal semi-monthly installments or otherwise in accordance with the Company's regular payroll schedule. Notwithstanding anything contained in this Section 9(e), Employee shall not be entitled to Severance Pay in the event that, in lieu of a renewal of the Term hereof, the Company and Employee mutually agree to an alternative arrangement.

         (f) Effect of Termination. Upon the termination of this Agreement, all rights and obligations of the parties under this Agreement, except those rights and obligations set forth in Sections 6, 7 and 8 hereof, shall terminate, except as otherwise required by law. The provisions of Sections 6, 7 and 8 hereof and those sections and provisions which by their sense and context are intended to survive the termination of this Agreement shall survive any termination of this Agreement, and Employee acknowledges that this Agreement and the compensation and benefits payable hereunder are fair and adequate consideration, in part, for the covenants of Employee under Sections 6, 7 and 8 and the survival of such covenants after the termination of this Agreement.

         (g) Tax Payment. In addition to the other payments payable pursuant to this Agreement, in the event that any payment or benefit received or to be received by Employee under this Agreement (a "Payment") is subject to the excise tax ("Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor to such section, as determined by a nationally recognized independent certified public accounting firm selected by Employee (the "Tax Advisor"), then the Company shall make an additional payment (a "Tax Payment") to Employee in a lump sum as soon as the determination of the Tax Advisor is completed, in an amount such that after receipt of such lump sum and payment of all excise and income taxes imposed with respect to and receipt of the Payment, Employee will have received an after-tax amount equal to the amount Employee would have received had the Excise Tax not been applicable to the Payment. The determination of the Tax Advisor shall be completed not later than forty-five (45) days following Employee's date of termination of employment, and such determination shall be communicated in writing to Company, with a copy to Employee, within such forty-five (45) day period. The determination of the Tax Advisor as


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provided herein shall be deemed conclusive and binding on Company and Employee.
Such Tax Payment shall include the fees and other costs of the Tax Advisor hereunder.

         10.      Effect of a Trigger Event.

                  (a) It is the belief of the parties that any transfer of ownership control of the Company after the date hereof shall be reflective of Employee's contributions to the performance of the Company, and that Employee should be compensated accordingly. Therefore, the parties agree that, subject to the limitations set forth herein, Employee shall receive the Additional Payment set forth in Section 10(c) below in the event that after the date of this Agreement, and during the Term(s) hereof, a Trigger Event, as defined in Section 10(b) below, occurs. Employee's eligibility to receive the Additional Payment shall accrue on a graduated vesting schedule, with vesting at the rate of one-twelfth (1/12) per month during the Term hereof, but commencing May 1, 2000 rather than the initial day of the Term, subject to pro ration for partial months. For example, in the event that a Trigger Event were to occur on December 20, 2000, then Employee would receive an Additional Payment of $286,687, representing 7.645 months' of accrual, as follows: ($300,000 + $150,000) = $450,000; $450,000/12 months = $37,500; 7 months + 20/31 days = 7.6451612 months; ($37,500 x 7.645 = $286,694.

                  (b) For purposes of this Agreement, the term "Trigger Event" shall mean:

                           (1) The acquisition by any individual, entity or
group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"))(a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Trigger Event: (A) any acquisition directly from the Company; (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) subsection 10(b)(2) below; or

                           (2) Consummation of a reorganization, merger or
consolidation or sale of other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless immediately following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more


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subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination or the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or any related corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of commons stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination.

                  (c) Upon the occurrence of a Trigger Event, Employee shall be entitled to a cash payment from the Company within thirty (30) days of effective date of the Trigger Event (the "Additional Payment"), and the Company shall pay to Employee the Additional Payment, less applicable withholdings, in a lump sum amount equal to EIGHTEEN (18) MONTHS' BASE SALARY PLUS EIGHTEEN (18) MONTHS' TARGET BONUS. The Additional Payment shall be in addition to, and not in substitution for, Severance Pay that may be otherwise payable pursuant to the terms of this Agreement. Employee also shall receive the Additional Payment if Employee is offered and, in Employee's sole discretion, accepts employment with the new owner (in which case there would be no Severance Pay).

                  (d) In the event of a Trigger Event, Employee shall have the right to terminate his employment with the Company upon 30 days' notice, but in no event later than six (6) months after the effective date of the Trigger Event. In the event that Employee gives such notice, Employee shall be entitled to the Severance Pay as if terminated without Cause pursuant to Section 9(d) above, including acceleration of the vesting of options as provided in such
Section 9(d), provided, however, that no Severance Pay shall be payable under such circumstances (although acceleration of the vesting of options shall nevertheless occur) if (i) Employee has been advised in writing by the Company, or its successor, that subsequent to the Trigger Event Employee is to be retained for the remainder of the Term of this Agreement (as extended pursuant to the last sentence of this paragraph) at the same rate of compensation (including comparable bonus compensation and comparable fringe benefits, such as insurance), and that Employee will perform substantially the same functions as those that Employee performed prior to the Trigger Event, provided that Employee shall not be required to relocate, and (ii) Employee continues to receive such compensation and be permitted to perform such functions. In the event of a Trigger Event, Employee is offered continued employment by the Company or its successor, such offer shall include, an extension of the then remaining Term of this Agreement such that the remaining Term hereof shall extend for a period of not less than one (1) year following the Trigger Date, without in any way limiting the renewal provisions of Section 2 hereof.

                  (e) During the term hereof and for a period of twelve (12) months following the termination of this Agreement (the "Noncompetition Period"), Employee shall not, except as permitted by the Company upon its written consent, engage in, be employed by, or in any way advise or act for, or have any financial interest in any business that is a competitor of the Company. The ownership of 5% of the outstanding securities of any corporation, even though such


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corporation may be a competitor of the Company as specified above, shall not be deemed as constituting a financial interest in such competitor. In consideration for Employee's abstention from competitive activities during the Noncompetition Period, Employee shall be eligible to receive Severance Pay, subject to the other terms and conditions herein governing the payment of Severance Pay to Employee.

         11. Compliance with Other Agreements. Employee represents and warrants that the execution and delivery of this Agreement and the performance of the obligations will not conflict with, result either in the breach of any provisions or the termination of, or constitute a default under, any agreements to which he is or may be bound. Employee agrees that he is not presently bound by, nor will he enter into any agreement, either written or oral, in conflict with this Agreement.

         12. Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then both parties will be relieved of all obligations arising under such provision, but only to the extent it is illegal, unenforceable or void. The intent and agreement of the parties to this Agreement is that this Agreement will be deemed amended by modifying any such illegal, unenforceable or void provision to the extent necessary to make it legal and enforceable while preserving its intent, or if such is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives. Notwithstanding the foregoing, if the remainder of this Agreement will not be affected by such declaration or finding and is capable of substantial performance, then each provision not so affected will be enforced to the extent permitted by law.

         13. Notice. Whenever any notice is required to be given hereunder, such notice shall be given in writing and personally delivered or sent by certified or registered mail, return receipt requested, or by overnight courier. Notice shall be deemed to have been given at the time of receipt, if personally delivered, or three (3) days after mailing if sent by certified or registered mail, or upon delivery if sent by overnight courier. Notices shall be delivered to the parties' respective addresses set forth above. Either party may change its notice address by giving notice of the change to the other party pursuant to this Section.

         14.      General.

         (a) No modification or waiver of any provision of this Agreement shall be valid unless in writing signed by the parties hereto.

         (b) Neither party may assign this Agreement to any third party without the prior written consent of the other party. This Agreement shall be valid and binding upon the parties hereto and, with respect to the Company, upon its successors and assigns, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company by purchase, merger, consolidation or operation of law.

         (c) This Agreement shall be governed by the laws of the State of Connecticut, without giving effect to any principle of conflict-of-laws. Any claim(s) arising out of or in


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connection with this Agreement shall be brought in the State of Connecticut, wherein the parties waive to the fullest extent permitted by applicable law all objections to personal and subject matter jurisdiction.

         (d) In the event of a dispute arising out of this Agreement, the prevailing party shall be entitled to recovery of its reasonable legal fees and expenses.

         (e) The waiver of any provision of this Agreement shall not be construed as a continuing waiver of such breach or of other breaches of the same or of other provisions hereof.

         (f) The section headings of this Agreement are for reference purposes only and shall not constitute a part hereof or affect the meaning or interpretation of this Agreement. Whether defined terms are stated in the singular or plural shall not affect their construction as defined terms.

         (g) All payment obligations, nondisclosure and noncompete provisions, and any other provisions that by sense and context are intended to survive the termination of this Agreement shall so remain in effect after the termination hereof until the running of the applicable statute of limitations.

         (h) The parties acknowledge that they have each read this Agreement in its entirety, understand it and agree to be bound by its terms and conditions.

         (i) This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements, discussions and understandings, whether oral or written.



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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Employee                           Shared Technologies Cellular, Inc.,
                                   a Delaware corporation


By: /s/ David Bogue                By: /s/ Anthony D. Autorino
   --------------------------         ---------------------------------------
     David Bogue                        Anthony D. Autorino, Chairman and CEO


Date: April 27, 2000               Date: April 27, 2000



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